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                                                                     Exhibit 4.2

                  FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

                                                                          [Date]
Employee's Name
RWD Technologies, Inc.
10480 Little Patuxent Parkway
Columbia, MD 21044

Dear Employee:

                             Stock Option Agreement
                             ----------------------

     RWD Technologies, Inc., is pleased to offer you an option to purchase shares oF the Company's Common Stock. Your option shall be exercisable during a ten-year period, subject to a five-year vesting schedule, as detailed below:

Number of Shares and Exercise Price:  xxx shares at $x.xx per share.
-----------------------------------
Total Option Period:
-------------------
Beginning :  __________, 199__
Ending:  __________, 200__

     Vesting Schedule:
     ----------------

     The shares subject to this Option Agreement vest to you over five years. They shall be exercisable by you according to the following schedule:

              Up to 20 percent on and after ________, 199___; Up to 40 percent on and after ________, 199___; Up to 60 percent on and after ________, 199___; Up to 80 percent on and after ________, 200___; Up to 100 percent on and after ________, 200__;

     Although in general your stock option may be exercised according to the periods specified in the first paragraph of this letter, it is possible that your option may expire at an earlier date. If you are found to have engaged in prohibited activities or if your employment terminates for any reason other than your death, disability or retirement at age 62 or older, your stock option will expire immediately, If your employment terminates because you die, become permanently disabled, or retire from the Company at age 62 or older, your stock option may continue for up to one (1) year.

     This option is granted subject to your agreement, reflected by your signing this document on page two, that you will abided by the terms of the Amended and Restated 1988 Equity Participation Plan (the "Plan") and the latest form Stock Restriction Agreement, for this and all prior options granted to you. For details about these and other important rules, see your copy of the Plan and sample copy of the form Stock Restriction Agreement, which are being delivered to you with this letter.

     If you decide to exercise all or any part of your stock option, you must give written notice to the Company. Your written notice should (I) state the number of shares you intend to purchase and (ii) include a check in an amount equal to the exercise price multiplied by the number of shares you elect to purchase. Upon receipt of your stock, you will be required to execute a Stock Restriction Agreement with the Company, in a form substantially similar to that which is being delivered to you with this letter.

     This option has been granted for good and valuable consideration, the adequacy and sufficiency of which are duly acknowledged by the Company. This option is irrevocable other than as above stated.
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     If the foregoing accurately sets forth our understanding on this subject, please indicate your acceptance by signing this letter below and returning the same to the Company's Business Operations Department.

          Sincerely yours,

          RWD TECHNOLOGIES, INC.

          By:__________________________________
              Robert W. Deutsch, Chairman & CEO

Enclosures:  Amended and Restated 1988 Equity Participation Plan
             Sample Stock Restriction Agreement

     The undersigned hereby acknowledges that he/she has carefully read this letter, the Amended and Restated 1988 Equity Participation Plan, and the Stock Restriction Agreement. The undersigned hereby agrees to be bound by all of the provisions set forth herein.

              _________________________________
              Employee Name

              _______________
               Date

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